Execution Version

EXHIBIT 10.2

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of June 29, 2018, is by and among AMERICAN MIDSTREAM, LLC, a Delaware limited liability company (the “AMID Borrower”), BLACKWATER INVESTMENTS, INC., a Delaware corporation (the “Blackwater Borrower” and, together with the AMID Borrower, the “Borrowers”), AMERICAN MIDSTREAM PARTNERS, LP, a Delaware limited partnership (“Parent”), the other Loan Parties party hereto, BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) for the lenders party to the Original Credit Agreement referred to below (the “Lenders”), and the Lenders party hereto.

R E C I T A L S
A.    The Borrowers, Parent, the Lenders, the Administrative Agent and the other agents referred to therein entered into that certain Second Amended and Restated Credit Agreement dated as of March 8, 2017 (as modified by that certain Letter Agreement (Consent) dated as of July 21, 2017, that certain Letter Agreement (Consent) dated as of September 29, 2017, that certain Letter Agreement (Consent) dated as of February 20, 2018, that certain Letter Agreement (Consent) dated as of March 29, 2018, and that certain Letter Agreement (Consent) dated as of June 22, 2018, and as further amended, restated, supplemented or modified prior to the date hereof, the “Original Credit Agreement” and, the Original Credit Agreement as amended by this Amendment, the “Credit Agreement”) pursuant to which the Lenders have made certain Loans and provided certain Commitments (subject to the terms and conditions thereof) to the Borrowers.
B.    The Borrowers have requested that the Original Credit Agreement be amended as of the First Amendment Effective Date (as defined below) to revise certain covenants contained in the Original Credit Agreement and to make certain other changes as more fully described herein.
C.    The Lenders signatory hereto and the Administrative Agent are willing to amend the Original Credit Agreement, as of the First Amendment Effective Date, as more fully described herein, and upon satisfaction of the conditions set forth herein, this Amendment shall become effective.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.Defined Terms. Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement. Unless otherwise indicated, all article, schedule, exhibit and section references in this Amendment refer to articles, schedules, exhibits and sections of the Original Credit Agreement.

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Section 2.    First Amendment Effective Date Amendments to Original Credit Agreement.    As of and subject to the occurrence of the First Amendment Effective Date, the Original Credit Agreement is hereby amended as follows:
2.1    Amendments to Section 1.01 (Defined Terms) of the Original Credit Agreement.
(a)    The definition of “Applicable Rate” is amended and restated in its entirety as follows:
“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Consolidated Total Leverage Ratio	Commitment Fee	Eurodollar Rate Loans / Letters of Credit	Base Rate Loans
1	>5.00:1	0.500%	3.50%	2.50%
2	>4.50:1 but < 5.00:1	0.500%	3.25%	2.25%
3	>4.00:1 but < 4.50:1	0.500%	3.00%	2.00%
4	>3.50:1 but < 4.00:1	0.500%	2.75%	1.75%
5	≥3.00:1 but < 3.50:1	0.375%	2.50%	1.50%
6	>2.50:1 but < 3.00:1	0.375%	2.25%	1.25%
7	< 2.50:1	0.375%	2.00%	1.00%

provided, that for the period beginning on the First Amendment Effective Date through the date on which the Compliance Certificate is delivered for the fiscal quarter ending September 30, 2018, the Pricing Level shall be Pricing Level 1. Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section and such failure continues for two (2) Business Days, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.
(b)    The definition of “Consolidated EBITDA” is amended by inserting new subclause (D) after subclause (C) of clause (iv) thereof as follows:

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and (D) fees, costs, or expenses incurred during such period in connection with the Southcross Transaction whether or not consummated (including, without limitation, all transaction fees and expenses); provided, however, that the amount of fees, costs and expenses added back pursuant to this clause (D) shall not exceed $25,000,000 in the aggregate for all periods through the Maturity Date.
(c)    The definition of “Consolidated Total Indebtedness” is amended and restated in its entirety as follows:
“Consolidated Total Indebtedness” means as of any date of determination, an amount equal to the sum of all Indebtedness of Parent, the Borrowers and their Restricted Subsidiaries (on a consolidated basis); provided, that Consolidated Total Indebtedness shall not include (a) the undrawn stated amount of outstanding Letters of Credit, (b) the Convertible Preferred Units, (c) the Midla Natchez Lateral Debt, (d) the Transmission Bond, the Chevron Performance Bond and other unsecured surety bonds contemplated by Section 7.03(m) to the extent undrawn or (e) other than with respect to any determination of pro forma compliance pursuant to the definition of “Parent Debt Offering,” any Parent Debt Offering the proceeds of which are being held in escrow in accordance with clause (iv) of the definition of “Parent Debt Offering”.
(d)    The definition of “Excluded Property” is amended and restated in its entirety as follows:
“Excluded Property” means (i) the Excluded Real Property, (ii) for so long as the Midla Natchez Lateral Debt is outstanding and is secured by such Equity Interests, Equity Interests in Midla Financing, Midla and MLGT, (iii) Equity Interests in any Person (other than Restricted Subsidiaries) to the extent a grant of a Lien in respect thereof under the Security Documents is not permitted by the terms of such Person’s organizational or joint venture documents, in each case solely to the extent that the applicable Loan Party (y) has previously used commercially reasonable efforts to obtain any required consents to eliminate or waive any such restrictions contained in such organizational or joint venture documents and (z) has not, and will not, directly or indirectly, create, assume, incur or suffer to exist any Lien on or with respect to such Equity Interests, other than Liens permitted under Section 7.01, (iv) the FPS Equity Interests, (v) any contracts, instruments, licenses or other agreements, the grant of a security interest in which would (A) constitute a violation of a valid and enforceable restriction in favor of a third party on such grant, unless and until any required consents shall have been obtained or (B) give any other party to such contract, instrument, license or other agreement the right to terminate its obligations thereunder, that would result in, or permit the termination of the right, title or interest of such Loan Party in or to such contract, instrument, license or other agreement, in each case, unless such restrictions are rendered

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ineffective under the Uniform Commercial Code or any other Laws of any applicable jurisdiction; provided, however, that the Collateral shall include (and the definition of Excluded Property shall not then include) any such contract or agreement immediately at such time as the contractual or legal provisions referred to above shall no longer be applicable or such required consent shall have been received, (vi) any property or asset, the grant of a security interest in which would be void, voidable or illegal under any applicable Law, (vii) property and assets with respect to which the Administrative Agent reasonably determines the time or expense of obtaining a pledge or grant of a security interest therein outweighs the benefits thereof, (viii) any property subject to a purchase money or capital lease financing arrangement or similar arrangement, in each case permitted pursuant to Section 7.03(f), to the extent that and for so long as a grant of a security interest therein would violate or invalidate such purchase money or capital lease arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party) (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction or other applicable Law), (ix) Excluded Bank Accounts, (x) assets and property of Unrestricted Subsidiaries, (xi) Equity Interests in AMID Trans-Union GP LLC, a Delaware limited liability company and Trans-Union Interstate Pipeline, L.P., a Delaware limited partnership, and (xii) Equity Interests constituting an amount greater than 66 2/3% of the voting Equity Interests of any Foreign Subsidiary or any Domestic Subsidiary substantially all of which Subsidiary’s assets consist of the Equity Interest in a CFC. Notwithstanding anything to the contrary, “Excluded Property” shall not include any proceeds, substitutions or replacements of any “Excluded Property” referred to in clauses (i) through (xii) (unless such proceeds, substitutions or replacements would themselves constitute “Excluded Property” referred to in any of clauses (i) through (xii)).
(e)    The definition of “Existing Joint Ventures” is amended and restated in its entirety as follows:
“Existing Joint Ventures” means, collectively, (a) Delta House Sub, (b) Destin, (d) Okeanos, (e) Tri-States, (f) Wilprise, (g) Delta House FPS, (i) EnerTrade, (j) Delta House Oil and Gas Lateral LLC, a Delaware limited liability company, and (k) Cayenne Pipeline, LLC, a Delaware limited liability company.
(f)    The following definitions are added to Section 1.01 of the Original Credit Agreement where alphabetically appropriate:
“First Amendment” means the First Amendment to Second Amended and Restated Credit Agreement, dated as of June [29], 2018, by and among Parent, the Borrowers, the Guarantors, the Administrative Agent and the Lenders party thereto.

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“First Amendment Effective Date” has the meaning specified in the First Amendment.
“Marine Terminals Sale Consent” means, that certain Letter Agreement (Consent) dated as of June 22, 2018 by and among Parent, the Borrowers, the Guarantors, the Administrative Agent and the Lenders party thereto.
“Refined Products Sale Consent” means, that certain Letter Agreement (Consent) dated as of February 20, 2018 by and among Parent, the Borrowers, the Guarantors, the Administrative Agent and the Lenders party thereto.
“Southcross Acquisition Agreement” means, collectively (a) that certain Agreement and Plan of Merger, dated October 31, 2017, among Parent, American Midstream GP, LLC, Southcross Energy Partners, L.P. and Southcross Energy Partners GP, LLC and (b) that certain Contribution Agreement, dated October 31, 2017, among Parent, American Midstream GP, LLC and Southcross Holdings, LP, in each case, as amended or otherwise modified in any respect not adverse to the interests of the Administrative Agent or the Lenders.
“Southcross Transaction” means the contemplated acquisition by merger or otherwise by Parent or one or more of its affiliates of equity interests in affiliates of Southcross Energy Partners, L.P. pursuant to the Southcross Acquisition Agreement.
2.2    Amendments to Section 2.04 (Prepayments) of the Original Credit Agreement.
(a)    Section 2.04 is amended by amending and restating Section 2.04(c) in its entirety as follows:
(c) (i) Upon the occurrence of any Disposition or series of related Dispositions consummated after the First Amendment Effective Date (including, for the avoidance of doubt, the Dispositions contemplated by the Marine Terminals Sale Consent and the Refined Products Sale Consent) the Net Cash Proceeds of which exceed $5,000,000, the Borrowers shall prepay the Loans by an amount equal to the lesser of (A) 100% of the Net Cash Proceeds received by any Loan Party from such Disposition (or series of related Dispositions) and (B) the aggregate amount of the Loans then outstanding, immediately upon receipt of such Net Cash Proceeds by Parent, the Borrowers or any of their Restricted Subsidiaries, and (ii) upon the occurrence of any event or circumstances which results in the realization of Extraordinary Receipts, the Borrowers shall prepay the Loans by an amount equal to 100% of such Extraordinary Receipts immediately upon receipt of such Extraordinary Receipts by Parent, the Borrowers or any of their Restricted Subsidiaries, provided, however, that, with respect to this clause (ii), at the election

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of the Borrowers (as notified by the Borrower Representative to the Administrative Agent on or prior to the date of receipt of such Extraordinary Receipts), and so long as no Default shall have occurred and be continuing, the Parent or such Loan Party may apply within twelve months after the receipt of such Extraordinary Receipts to reinvest in assets useful in the business of the AMID Borrower or any of its Restricted Subsidiaries (it being understood that (A) such proceeds that are not reinvested pursuant to this sentence shall constitute Extraordinary Receipts, (B) all such proceeds shall constitute Extraordinary Receipts notwithstanding any investment notice if there is a Default at the time of a proposed reinvestment and (C) prepayment shall be required with such Extraordinary Receipts promptly after any earlier date on which the Borrowers have determined not to use such Extraordinary Receipts for any such purpose). The provisions of this section do not constitute consent to any Dispositions by the Parent, the Borrowers or any of their Restricted Subsidiaries not otherwise permitted hereunder.
(b)    Section 2.04 is amended by amending and restating Section 2.04(g) in its entirety as follows:
(g) Other than as set forth in Section 2.05(c), the Aggregate Commitments shall not be permanently reduced by any mandatory prepayments required by this Section.
2.3    Amendments to Section 2.05 (Termination or Reduction of Commitments) of the Original Credit Agreement. Section 2.05 is amended by inserting a new subsection (c) at the end thereof as follows:
(c) (i) Upon consummation of the Disposition contemplated by the Marine Terminals Sale Consent, the Aggregate Commitments shall be automatically reduced in an aggregate amount of $200,000,000 (ii) upon consummation of the Disposition contemplated by the Refined Products Sale Consent, the Aggregate Commitments shall be automatically reduced in an aggregate amount equal to 50% of the Net Cash Proceeds of such Disposition and (iii) upon consummation of any other Disposition (or series of related Dispositions) the Net Cash Proceeds of which exceed $15,000,000, the Aggregate Commitments shall be automatically reduced in an aggregate amount equal to 25% of the Net Cash Proceeds of such Disposition (or series of related Dispositions); provided, that, in each case, (x) if, after giving effect to any such reduction of the Aggregate Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, such Letter of Credit Sublimit shall be automatically reduced by the amount of such excess (and the Borrowers shall be allowed to Cash Collateralize the amount of such excess, to the extent any Letter of Credit was outstanding in excess of such reduced Letter of Credit Sublimit at the time of such reduction), and, (y) if, after giving effect to any such reduction of the Aggregate Commitments, the Blackwater Sublimit exceeds the amount of the Aggregate Commitments,

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such Blackwater Sublimit shall be automatically reduced by the amount of such excess. Any such reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued and unpaid up to the effective date of any such reduction of the Aggregate Commitments shall be paid on the effective date of such reduction.
2.4    Amendments to Section 7.19 (Financial Covenants) of the Original Credit Agreement. Section 7.19 is amended and restated in its entirety as follows:
7.19 Financial Covenants.
(a)    Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of Parent to be less than the ratio set forth below for such fiscal quarter then ending.

Fiscal Quarter Ending	Consolidated Interest Coverage Ratio
June 30, 2018	2.50:1.00
September 30, 2018	2.00:1.00
December 31, 2018	1.75:1.00
March 31, 2019	1.75:1.00
June 30, 2019 and thereafter	2.00:1.00

(b)    Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of the end of any fiscal quarter of Parent to be greater than the ratio set forth below for such fiscal quarter then ending.

Fiscal Quarter Ending	Consolidated Total Leverage Ratio
June 30, 2018	6.15:1.00
September 30, 2018	6.25:1.00
December 31, 2018	5.50:1.00
March 31, 2019 and thereafter	5.00:1.00 (or 5.50:1.00 during a Specified Acquisition Period)

(c)    Consolidated Secured Leverage Ratio. Permit the Consolidated Secured Leverage Ratio as of the end of any fiscal quarter of Parent to be greater than the ratio set forth below for such fiscal quarter then ending.

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Fiscal Quarter Ending	Consolidated Secured Leverage Ratio
June 30, 2018	4.00:1.00
September 30, 2018	3.75:1.00
December 31, 2018 and thereafter	3.50:1.00

Section 3.    Conditions Precedent to First Amendment Effective Date. This Amendment and the amendments set forth in Section 2 of this Amendment shall become effective on the date (the “First Amendment Effective Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 10.01 of the Original Credit Agreement):
3.1    Amendment Counterparts. The Administrative Agent shall have received executed counterparts (in such number as may be requested by the Administrative Agent) of this Amendment from the Administrative Agent, the Collateral Agent, the L/C Issuers, the Required Lenders and the Loan Parties.
3.2    Consent Fees. The Administrative Agent shall have received, for the account of each of the Lenders party hereto that has executed and delivered a signature page to this Amendment prior to the First Amendment Effective Date, a consent fee in the amount of 0.15% of the aggregate amount of such Lender's final allocated Commitment on the First Amendment Effective Date which fee is due and payable under the Fee Letter, dated as of June 22, 2018, by and among the Borrowers, Parent, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
3.3    Perfection Certificate. The Administrative Agent and the Collateral Agent shall have received an updated Perfection Certificate substantially in the form of Exhibit E to the Original Credit Agreement.
For purposes of determining compliance with the conditions specified in this Section 3, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the First Amendment Effective Date specifying its objection thereto.
Section 4.    Miscellaneous.
4.1    Confirmation. The provisions of the Loan Documents, as amended by this Amendment, shall remain in full force and effect in accordance with their terms following the effectiveness of this Amendment.
4.2    Ratification and Affirmation; Representations and Warranties. Each of the undersigned Loan Parties does hereby adopt, ratify, and confirm each Loan Document to which it is a party, as amended hereby, and its obligations thereunder. Each of the Loan Parties hereby (a) acknowledges, renews and extends its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect, except as expressly amended hereby, notwithstanding the amendments contained herein, and (b)

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represents and warrants to the Lenders that: (i) as of the First Amendment Effective Date, after giving effect to the terms of this Amendment, all of the representations and warranties contained in each Loan Document to which it is a party are true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects), except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects) as of such specified earlier date and (ii) (A) as of the First Amendment Effective Date, no Default has occurred and is continuing and (B) immediately after giving effect to this Amendment, no Default will have occurred and be continuing.
4.3    Loan Document. This Amendment and each agreement, instrument, certificate or document executed by the Borrowers and the Guarantors or any of their respective officers in connection therewith are “Loan Documents” as defined and described in each of the Original Credit Agreement and the Credit Agreement and all of the terms and provisions of the Loan Documents relating to other Loan Documents shall apply hereto and thereto.
4.4    Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of this Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.
4.5    Release.    Each of the Loan Parties, on its behalf and on behalf of its subsidiaries (collectively, the “Releasing Parties”), hereby acknowledges and stipulates that as of the First Amendment Effective Date none of the Releasing Parties has any claims or causes of action of any kind whatsoever under or in connection with the Loan Documents against the Administrative Agent, any Lender, any of their Affiliates or any of their respective officers, directors, employees, agents, attorneys or representatives, or against any of their respective predecessors, successors or assigns (each of the foregoing, collectively, the “Released Parties”). To the extent permitted by law, each of the Releasing Parties hereby forever releases, remises, discharges and holds harmless the Released Parties from any and all claims, causes of action, demands and liabilities of any kind whatsoever, whether direct or indirect, fixed or contingent, liquidated or nonliquidated, disputed or undisputed, known or unknown, that any of the Releasing Parties has or may acquire in the future relating in any way to any event, circumstance, action or failure to act, in each case under or in connection with the Loan Documents, through the First Amendment Effective Date.
4.6    NO ORAL AGREEMENT. THIS AMENDMENT, THE ORIGINAL CREDIT AGREEMENT AND/OR THE CREDIT AGREEMENT (AS APPLICABLE) AND THE OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND THEREWITH REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR UNWRITTEN ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.

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4.7    GOVERNING LAW. THIS AMENDMENT (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

AMERICAN MIDSTREAM PARTNERS, LP,
By: American Midstream GP, LLC, its sole
general partner
AMERICAN MIDSTREAM, LLC,
AMERICAN MIDSTREAM FINANCE CORPORATION,
AMERICAN MIDSTREAM MARKETING, LLC,
AMERICAN MIDSTREAM (ALABAMA GATHERING), LLC,
AMERICAN MIDSTREAM (ALABAMA INTRASTATE), LLC,
AMERICAN MIDSTREAM (ALATENN), LLC,
AMERICAN MIDSTREAM (LOUISIANA INTRASTATE), LLC,
AMERICAN MIDSTREAM (MISSISSIPPI), LLC,
AMERICAN MIDSTREAM (SIGCO INTRASTATE), LLC,
AMERICAN MIDSTREAM (TENNESSEE RIVER), LLC,
AMERICAN MIDSTREAM ONSHORE PIPELINES, LLC,
AMERICAN MIDSTREAM OFFSHORE (SEACREST), LP,
By: American Midstream, LLC, its
general partner
AMERICAN MIDSTREAM (BURNS POINT), LLC,
AMERICAN MIDSTREAM CHATOM, LLC,
AMERICAN MIDSTREAM CHATOM UNIT 1, LLC,
AMERICAN MIDSTREAM CHATOM UNIT 2, LLC,
AMERICAN MIDSTREAM MADISON, LLC,
HIGH POINT GAS TRANSMISSION HOLDINGS, LLC,
HIGH POINT GAS TRANSMISSION, LLC,
HIGH POINT GAS GATHERING HOLDINGS, LLC,
HIGH POINT GAS GATHERING, L.L.C.,
AMERICAN MIDSTREAM (LAVACA), LLC,
CENTANA GATHERING, LLC,
CENTANA OIL GATHERING, LLC,
AMERICAN MIDSTREAM REPUBLIC, LLC,
AMERICAN MIDSTREAM COSTAR, LLC,
AMERICAN MIDSTREAM GAS SOLUTIONS, LP,
By: American Midstream Gas Solutions GP,
LLC, its general partner
AMERICAN MIDSTREAM GAS SOLUTIONS GP, LLC,
AMERICAN MIDSTREAM GAS SOLUTIONS LP, LLC,
AMERICAN MIDSTREAM BAKKEN, LLC,
AMERICAN MIDSTREAM PERMIAN, LLC,
AMERICAN MIDSTREAM EAST TEXAS RAIL, LLC,
AMERICAN MIDSTREAM DELTA HOUSE, LLC,
AMERICAN MIDSTREAM MESQUITE, LLC.
AMERICAN MIDSTREAM TRANSTAR GAS PROCESSING, LLC,
AMERICAN MIDSTREAM AMPAN, LLC,
AMERICAN MIDSTREAM EMERALD, LLC,
AMERICAN MIDSTREAM PINEY WOODS, LLC,
AMERICAN MIDSTREAM MIDLA RECONFIGURATION, LLC,
D-DAY OFFSHORE HOLDINGS, LLC
PAM ACQUISITION COMPANY, LLC
PANTHER PIPELINE, LLC
PANTHER OFFSHORE GATHERING SYSTEMS, LLC
PANTHER OPERATING COMPANY, LLC
MAIN PASS OIL GATHERING COMPANY, LLC
AMERICAN PANTHER, LLC

By: /s/ Eric T. Kalamaras
Eric T. Kalamaras
Senior Vice President and Chief Financial Officer

AMERICAN MIDSTREAM TERMINALING, LLC,
AMERICAN MIDSTREAM BLACKWATER, LLC,
BLACKWATER INVESTMENTS, INC.,
BLACKWATER MIDSTREAM CORP.,
BLACKWATER GEORGIA, L.L.C.,
BLACKWATER HARVEY, LLC,
BLACKWATER MARYLAND, L.L.C.,
BLACKWATER NEW ORLEANS, L.L.C.,
ARGO MERGER GP SUB, LLC
AMID MERGER LP
By: Argo Merger GP Sub, LLC,
its general partner
AMID CRUDE OIL SERVICES LLC,
AMID PAYMENT SERVICES LLC,
AMID REFINED PRODUCTS LLC,
AMID ENERGY PRODUCTS SUPPLY LLC,
AMID CRUDE TRUCKING LLC,
AMID CRUDE OIL STORAGE LLC,
AMID SILVER DOLLAR PIPELINE LLC
AMID NLR LLC,
AMID CADDO LLC,
AMID ST. CROIX LLC,
AMID LIQUIDS TRUCKING LLC,

By: /s/ Eric T. Kalamaras
Eric T. Kalamaras
Senior Vice President and Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent
By
/s/ Kevin Ahart
Name: Kevin L. Ahart
Title: Vice President

BANK OF AMERICA, N.A., as Lender and L/C Issuer
By
/s/ Christopher DiBiase
Name: Christopher DiBiase
Title: Director

BMO HARRIS BANK N.A.,
as a Lender

By:        /s/ Kevin Utsey
Name: Kevin Utsey
Title: Managing Director

ABN AMRO CAPITAL USA LLC,
as a Lender

By:        /s/ Maarten M. Terlouw
Name: Maarten M. Terlouw
Title: CEO Americas

By:        /s/ Casey Lowary
Name: Casey Lowary
Title: Managing Director

NATIXIS, NEW YORK BRANCH,
as a Lender

By:        /s/ Jarrett Price
Name: Jarrett Price
Title: Director

By:        /s/ Vikram Nath
Name: Vikram Nath
Title: Director

BARCLAYS BANK PLC,
as a Lender

By:        /s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

CITIBANK, N.A.,
as a Lender

By:        /s/ Thomas Benavides
Name: Thomas Benavides
Title: Director

ROYAL BANK OF CANADA,
as a Lender

By:        /s/ Jay T. Sartain
Name: Jay T. Sartain
Title: Authorized Signatory

SANTANDER BANK, N.A.,
as a Lender

By:        /s/ Mark Connelly
Name: Mark Connelly
Title: Senior Vice President

By:        /s/ Puiki Lok
Name: Puiki Lok
Title: Vice President

UBS AG, STAMFORD BRANCH,
as a Lender

By:        /s/ Houssem Daly
Name: Houssem Daly
Title: Associate Director

By:        /s/ Darlene Arias
Name: Darlene Arias
Title: Director

EAST WEST BANCORP, INC.,
as a Lender

By:        /s/ Patrick Leznicki
Name: Patrick Leznicki
Title: Senior Vice President

NBH BANK,
as a Lender

By:        /s/ Sarah Burchett
Name: Sarah Burchett
Title: Managing Director - Energy

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